Exhibit 10.19

                              EMPLOYMENT AGREEMENT


     Agreement made as of the 1st day of August, 1995, between Silgan Holdings Inc. (the "Company"), and Glenn A. Paulson (the "Executive").

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept/continue employment with the Company, but only on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

     1. The Company shall employ the Executive, and the Executive shall serve the Company, for the period beginning January 1, 1996 and expiring on December 31, 1996. Provided no notice of termination has been given by November 1st, the period shall automatically renew for successive one year periods.

     2. The Executive shall serve the Company as its Vice President - Corporate Development. During the term of this Agreement, the Executive shall, except during vacation or sick leave, devote the whole of his time, attention and skill during usual business hours (and outside those hours when reasonably necessary to his duties hereunder) to his duties hereunder; faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in him by the Company's Board of Directors (the "Board") or by any officer of the Company superior to the Executive; obey the directions of the Board and of any officer of the Company superior to the Executive; and use his best efforts to promote the interests of the Company. The Executive may be required in pursuance of his duties hereunder to perform services for any Company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates"). The Executive shall obey all policies of the Company and applicable policies of its Affiliates.

     3. a. During the term of this Agreement, the Company shall pay the Executive a salary at an annual rate of $193,000, which shall be payable periodically in accordance with the Company's then prevailing payroll practices. The salary will be reviewed as of June 1 of each year.

     b. The Executive shall be eligible for a management incentive program to be established by the Company providing a "norm" payment of 38% of salary.

     c. The Executive shall be entitled to the Silgan Holding Benefits.

     4. Unless terminated in accordance with the following provisions of this paragraph 4, the Company shall continue to employ the Executive and the Executive shall continue to work for the Company, during the term of this Agreement.

     a. This Agreement shall terminate automatically upon the death of the Executive.

     b. The Company may terminate the Executive's employment if the Executive suffers from a physical or mental disability to an extent that renders it impracticable for the Executive to continue performing his duties hereunder. The Executive shall be deemed to be so disabled if (i) a physician selected by the Company advises the Company that the Executive's physical or mental condition will render the Executive unable to perform his duties for a period exceeding six consecutive months, or (ii) due to a physical or mental condition, the Executive has not substantially performed his duties hereunder for a period of six consecutive months.

     c. The Company may terminate the Executive's employment at any time for cause; cause shall mean (i) a default or other breach by the Executive of his obligations under this Agreement, (ii) failure by the Executive diligently and competently to perform his duties under this Agreement, or (iii) misconduct, dishonesty, insubordination or other act by the Executive detrimental to the good will of the Company or damaging to the Company's relationships with its customers, suppliers or employees, or (iv) the conviction of the Executive for a felony (or a plea of nolo contendere thereto).
                     ---- ----------

     d. The Company may terminate the Executive's employment at any time without cause. In the event that the Executive is terminated without cause, the Company shall continue to pay the Executive at a rate equivalent to his regular base salary and bonus at norm until the date twelve months from the date of termination. Such payments to the Executive by the Company will be in full and complete satisfaction (except as provided in subsection e below) of any and all obligations owing to the Executive pursuant to this Agreement.

     e. Upon termination pursuant to a, b, c or d, above, the Company shall pay the Executive or his estate, if he is deceased, any salary earned and unpaid to the date of termination or any payments owed the Executive pursuant to d above, and the Executive shall pay the Company any outstanding funds advanced by the Company to or on behalf of the Executive.

     5. The Executive shall not divulge or communicate to any person (except in performing his duties under this Agreement) or use for his own purposes trade secrets, confidential commercial information, or any other information, knowledge or data of the Company or of any of its Affiliates which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by any other person of any such secret, information, knowledge or data. All documents and objects made, compiled, received, held or used by the Executive while employed by the Company in connection with the business of the Company shall be and remain the Company's property and shall be delivered by the Executive to the Company upon the termination of the Executive's employment or at any earlier time requested by the Company.

     6. The Executive agrees that he shall not, for a period of two years after the termination of this Agreement, employ any person who was employed by the Company or any of its Affiliates or induce such person to accept employment other than with the Company and its Affiliates.

     7. The Executive hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Products") within the scope of any business of the Company or any Affiliate which the Executive may conceive or make or have conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

     8. The Company and the Executive each agree to waive trial by jury in any action arising under or in connection with this Agreement or the employment relationship between the Company and the Executive. In the event of any dispute between the parties hereto arising out of or relating to this Agreement or the employment relationship between the Company and the Executive (except any dispute with respect to paragraph 5, 6 or 7 hereof), such dispute shall be settled by arbitration in New York, NY in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association, except that there shall be one arbitrator selected with respect to any such arbitration proceeding. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under paragraph 5, 6 or 7 the Company shall not be required to arbitrate such dispute or claim but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

     9. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, or sent by a reputable overnight carrier such as Federal Express, addressed as follows:

                 If to the Company:

                 Silgan Holdings Inc.
                 Suite 400
                 Four Landmark Square
                 Stamford, CT  06901
                 Attention:  R. Philip Silver

                 If to the Executive:

                 Glenn A. Paulson
                 100 Black Thorn Lane
                 Lake Forest, IL  60045

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

     10. This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment.

     11. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.



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



     12. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an Affiliate or a purchase of all or substantially all of the assets of the Company or the Affiliate to which the Agreement is assigned) or by the Executive.

     13. If any provision of this Agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

     14. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

     15. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     16. The Executive represents and warrants that he is not party to any agreement which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

     17. The obligations of the Executive set forth in paragraphs 5, 6, 7 and 8 represent independent covenants by which the Executive is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.






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







     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.


Glenn A. Paulson                              Silgan Holdings, Inc.


/s/ Glenn A. Paulson                          By: /s/ D. Greg Horrigan
--------------------                          ------------------------




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




                                                     SILGAN HOLDINGS INC.
                                                     4 Landmark Square
                                                     Suite 400
                                                     Stamford, CT  06901

                                                     Telephone: (203) 975-7110
                                                     Fax:  (203) 975-7902



March 1, 1997


Mr. Glenn Paulson
Silgan Containers Corporation
8770 West Bryn Mawr Avenue
Chicago, IL  60631-3542

Dear Glenn:

This letter sets forth the agreement between Silgan Holdings Inc. (the "Company") and you to amend your Employment Agreement dated August 1, 1995.

The Employment Agreement is hereby amended by deleting Section 3.b. thereof in its entirety and replacing it with the following new Section 3.b. as set forth below:

"b. The Executive shall be eligible for a management incentive program to be established by the Company providing a "norm" payment of 20% of salary. The management incentive program shall be identical in all respects to the management incentive program adopted by the Board of Directors for Silgan Containers Corporation."

If you are in agreement with the foregoing, please execute both copies of this letter, retain one copy for your files and return one original to Sharon Budds.

Sincerely,

/s/ R. Philip Silver

R. Philip Silver
Chairman


Accepted and Agreed To:


/s/ Glenn A. Paulson
--------------------
Glenn A. Paulson

Dated: March 20, 1997
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